Exhibit 23(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-20108, Form S-3 No. 333-134305, Form S-8 No. 333-102152, Form S-8 No. 333-122951, Form S-8 No. 333-122515, Form S-8 No. 333-122514, Form S-8 No. 333-117987 and Form S-8 No. 333-137037) of Renasant Corporation (formerly The Peoples Holding Company) and the related Prospectus of our report dated March 3, 2005, with respect to the consolidated financial statements of Renasant Corporation (formerly The Peoples Holding Company) for the year ended December 31, 2004 included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Birmingham, Alabama

March 5, 2007